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                                                                EXHIBIT 2.06


                        SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of February 1, 1999, is entered into by and between WELLPOINT HEALTH NETWORKS INC., a Delaware corporation ("Seller"), and FREMONT INDEMNITY COMPANY, a California corporation ("Purchaser").

                                          RECITALS

     A. Seller and Purchaser have previously entered into that certain Stock Purchase Agreement, dated as of July 29, 1998, as amended by the First Amendment thereto (collectively, the "Agreement"), pursuant to which Seller sold all of the issued and outstanding capital stock of Fremont Specialty Services, Inc., a California corporation (formerly know as UNICARE Specialty Services, Inc.) ("UNICARE"), to Purchaser.

     B. The Agreement provided, among other things, that Seller was to have delivered to Purchaser certain closing financial statements not later than the close of business on November 13, 1998, and that Purchaser and, if so desired by Purchaser, Purchaser's independent accountants, would be permitted until the close of business on January 29, 1999 to examine certain financial and accounting books, records, work papers and reconciliations referenced in the Agreement.

     C. Seller and Purchaser now desire to amend the Agreement to (i) extend the period during which Purchaser and its independent accountants may examine the financial and accounting books, records, work papers and reconciliations referenced in the Agreement and (ii) reflect the payment by Seller to Purchaser described in Section 2 below, and Exhibit A, attached hereto and by this reference incorporated herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

     1. Section 2.2.2 of the Agreement is hereby amended in its entirety to read as follows:

         "2.2.2 POST-CLOSING ADJUSTMENT TO INITIAL PURCHASE PRICE. The Initial Purchase Price shall be subject to adjustment after the Closing in accordance with the following procedure:

                (a) CLOSING FINANCIAL STATEMENTS. No later than the close of business on November 13, 1998, Seller shall deliver to Purchaser (i) an audited UNICARE Balance Sheet as of the Closing Date (the "Closing UNICARE Balance Sheet") as reported on by PricewaterhouseCoopers LLP (who shall be engaged by Seller), (ii) an audited Company Balance Sheet as of the Closing Date as reported on by PricewaterhouseCoopers LLP (the "Closing Company Balance Sheet"), (iii) an audited STAT to GAAP reconciliation between the Closing UNICARE Balance Sheet and the UNICARE column on the Closing Company Balance Sheet as reported on by PricewaterhouseCoopers LLP (the "Reconciliation") and (iv) an audited UNICARE Income Statement for the period from January 1, 1998 though the Closing Date as


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reported on by PricewaterhouseCoopers LLP.  The "Closing Purchase Price"
shall equal the statutory surplus of UNICARE as set forth on the Closing UNICARE Balance Sheet computed in accordance with and adjusted in the manner set forth in clause (1)(d) of SCHEDULE 2.2.1(b). The expenses of PricewaterhouseCoopers LLP incurred in preparing the financial statements referenced in this Section 2.2.2(a) shall be paid by Purchaser, provided that such expenses shall not exceed $75,000 in the aggregate.

                     Purchaser, and, if so desired by Purchaser and at Purchaser's expense, Purchaser's independent accountant shall be permitted from not later than the start of business on January 11, 1999 until the close of business on March 26, 1999 to examine, and Seller shall make readily available, the books and records of Seller associated with the Business, the Company and the Company Subsidiaries as of the date of this Agreement, and any work papers and reconciliations prepared by Seller, the Company, the Company Subsidiaries or PricewaterhouseCoopers LLP in the preparation of the Closing UNICARE Balance Sheet or the Closing Company Balance Sheet. As promptly as practicable and in no event later than the close of business on March 26, 1999, Purchaser shall either inform Seller in writing that the Closing UNICARE Balance Sheet is acceptable, or object to the Closing UNICARE Balance Sheet by delivering to Seller a written statement setting forth a reasonably specific description by item of Purchaser's good faith objections to the Closing UNICARE Balance Sheet (the "Statement of Objections"). Such objections, if any, shall be limited to those items which, in Purchaser's reasonable opinion, have not been prepared in accordance with the terms of this Agreement.

                     If Seller shall fail to deliver the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet or the Reconciliation by the close of business on November 13, 1998, Purchaser and Purchaser's independent accountants shall be permitted to examine all books, records, work papers and reconciliations in the possession of or prepared by Seller, the Company, the Company Subsidiaries or PricewaterhouseCoopers LLP necessary to prepare the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet or the Reconciliation, as the case may be, provided that the foregoing shall not relieve Seller of its obligation to deliver the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet and the Reconciliation to Purchaser.

                     If Purchaser shall fail to deliver a Statement of Objections before the close of business on March 26, 1999, the Closing UNICARE Balance Sheet shall be deemed to have been accepted by Purchaser. In the event that Purchaser shall object to the Closing UNICARE Balance Sheet as provided above, Purchaser shall, within 30 days thereafter, engage a national accounting firm mutually agreeable to both parties to resolve within 60 days thereafter any unresolved objections of Purchaser and to make any adjustments to the unresolved items on the Closing UNICARE Balance Sheet. In making its determination with respect to whether any such adjustments are appropriate, such accountant shall evaluate those items or amounts in the Closing UNICARE Balance Sheet as to which Purchaser has objected and shall determine whether such items have been prepared in accordance with the terms of this Agreement. The fees of such firm shall be borne pro rata by Seller and Purchaser, based upon the difference between their respective calculations and the final calculation of the accounting firm. Seller and Purchaser and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Closing UNICARE


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Balance Sheet as may be requested by such firm to resolve the disputes.  Such firm's resolution of the dispute and its adjustments to the Closing UNICARE Balance Sheet shall be conclusive and binding upon the parties.

                (b) ADJUSTMENT TO INITIAL PURCHASE PRICE. Upon the later to occur of (i) acceptance or deemed acceptance of the Closing UNICARE Balance Sheet or (ii) the resolution of Purchaser's objections in connection therewith, Seller shall pay to Purchaser the amount, if any, by which the Adjusted Initial Purchase Price exceeds the Closing Purchase Price, plus simple interest thereon at a rate of 6% per annum from September 1, 1998 to the date of payment, or, conversely, Purchaser shall pay to Seller the amount, if any, by which the Closing Purchase Price exceeds the Adjusted Initial Purchase Price, plus simple interest thereon at a rate of 6% per annum from September 1, 1998 to the date of payment. The applicable amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by the appropriate party within five business days after such determination, acceptance or deemed acceptance. For purposes of this Section 2.2.2(b), "Adjusted Initial Purchase Price" shall mean the Initial Purchase Price PLUS $8,631,000.

     2. Concurrent with the execution of this Amendment, Seller shall pay to Purchaser the amount described in Exhibit A. The parties will act in good faith in determining the amounts set forth in Exhibit A, and any difference between the amounts set forth in Exhibit A and the amounts ultimately determined to be correct with respect to the items in Exhibit A shall be promptly remitted to the party to which it is owed with simple interest thereon at the rate of 6% per annum from September 1, 1998 to the date of payment, except as otherwise noted in Exhibit A.

     3. All capitalized terms used in this Amendment shall, unless otherwise indicated, have the meanings set forth in the Agreement.

     4. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect between the parties.

     5. This Amendment may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                 PURCHASER



                                 FREMONT INDEMNITY COMPANY

                                 By: /s/  Daniel G. Platt
                                     ---------------------------
                                     Name:  Daniel G. Platt
                                     Title: Senior Vice President



                                 SELLER

                                 WELLPOINT HEALTH NETWORKS INC.

                                 By: /s/  Robert A. Kelly
                                     ---------------------------
                                     Name:  Robert A. Kelly
                                     Title: Vice President

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                                 EXHIBIT A


                                                                                  Amount Due
                                                                                   Fremont
                                                                                 (WellPoint)

Due From Affiliates to UNICARE per
      PriceWaterhouseCoopers Audited Company Balance Sheet                       16,986,485

Income Taxes Payable to WellPoint per
      PriceWaterhouseCoopers Audited Company Balance Sheet                          (37,000)

Purchase Price Due WellPoint Based on PriceWaterhouseCoopers
      Audited Closing UNICARE Balance sheet and Schedule 2.2.1(b)                (8,630,925)

Final August Payroll and Vacation Accrual Paid by WellPoint                        (792,409)*

Integrated Product Premium Reimbursement                                           (267,263)*

Severance paid by WellPoint to be Reimbursed by Fremont per Letter dated
      September 1, 1998 from Thomas C. Geiser to Allyson Simpson                   (249,814)*

Stay Bonuses Paid by Fremont to be Reimbursed by WellPoint                          247,881*

Escheat Liability Paid by WellPoint to be Reimbursed by Fremont                     (78,691)*

Administrative Services by WellPoint to be Reimbursed by Fremont                    (10,000)
                                                                                  ---------

Net Amount Due to Fremont Before Interest and Space Charges            7,168,264  7,168,264

Times Interest Rate                                                           6%
Times Number of Days From September 1, 1998 to Payment Date                  154
Divided by 365 Day Year                                                      365
                                                                      ----------

Interest Due as of Payment Date                                          181,465    181,465
                                                                                  ---------

Net Amount Due to Fremont Before Space Charges                                    7,348,729

Space Charges Due to WellPoint for September 1, 1998 thru
      December 31, 1998                                                            (317,696)**

Telecommunications, PC Support, Postage, Office Supplies,
      and Photocopy Charges Reimbursement Due to WellPoint
      For September 1, 1998 thru December 31, 1998                                 (300,000)**
                                                                                  ---------

      Payment Made by Seller to Purchaser in Satisfaction of the
           Amounts Set Forth In This Exhibit A                                    6,732,033
                                                                                  ---------
                                                                                  ---------


*Amounts shown are to be agreed upon by Seller and Purchaser. Seller and Purchaser shall act in good faith to come to agreement on the amounts. Any difference between the amounts presented above and the final agreed upon amount shall be remitted to the party to which it is owed with simple interest thereon at the rate of 6% per annum from September 1, 1998 to the date of payment.

** Amounts shown are to be agreed upon by Seller and Purchaser. Seller and Purchaser shall act in good faith to come to agreement on the amounts.